Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT
Robert L. LaPenta, Jr.
Vice President Chief Accounting Officer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
FOURTH QUARTER SALES

Burlington, NJ - June 10, 2003 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) announced today that net sales for the fourth quarter ended May 31, 2003 were $608.1 million compared with $601.6 million for the comparative period ended June 1, 2002, a 1.1% increase. These results reflect a 4.1% comparative store sales decrease for the quarter.

March comparative store sales decreased 16.5%, April comparative store sales increased 12.0% and May comparative store sales decreased 0.9%, compared with the same periods last year. The decline in March comparative store sales and the increase in April comparative store sales reflects a later Easter selling season this year with Easter falling on April 20, 2003 compared with March 31, 2002 a year ago.

Net sales for the year ended May 31, 2003 were $2.697 billion compared with $2.577 billion for the comparative period ended June 1, 2002, a 4.6% increase. These results reflect a 1.8 % comparative store sales decrease for the twelve month period.

During the year ended May 31, 2003 the Company opened eighteen Burlington Coat Factory stores and four stand alone MJM Designer Shoe stores. An additional three Burlington Coat Factory stores were relocated during the fiscal year ended May 31, 2003 to locations within the same trading market. Two store locations, previously operated as Burlington Coat Factory stores, were converted to MJM Designer Shoe stores. The Company completed remodels of fifteen stores during fiscal 2003.

Burlington Coat Factory operates 335 stores in 42 states principally under the name "Burlington Coat Factory."